Exhibit 99.1

FOR IMMEDIATE RELEASE                                                                                                   Contact:  Paul Knopick

                                                                                                                                                                 888-795-6336

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ITRONICS 2010 SECOND QUARTER REVENUES ARE SECOND BEST QUARTER IN COMPANY HISTORY

Silver Sales Up; Fertilizer Sales Projected for Improvement with Better California Weather

             RENO, Nevada, August 10, 2010 -- Itronics Inc. (OTC: ITRO) reported today that silver revenues for the second quarter increased 24 percent, primarily due to higher prices of the commodity, compared to the 2009 second quarter.  Recently the Company announced that it expects between a 50 percent and 100 percent increase in the third quarter compared to the 2009 third quarter, depending upon silver prices and the timing of silver settlements.  Also, this expected increase does not include a contribution from the Stage I refinery expansion which is expected to be in start up mode in September.

The Company announced that 2010 second quarter revenues are the second best quarter in the Company’s history.  Revenue growth for fertilizer in the second quarter was affected by wet soil conditions in California’s central valley and coastal areas, the Company’s primary fertilizer market.

"This year the Company was able to fill fertilizer orders on a timely basis during the spring season for the first time since 2007. This was a real operational success.  GOLD’n GRO fertilizer sales for the third quarter are expected to increase compared to the 2009 third quarter," said Dr. John Whitney, Itronics President.  "An expanded customer base is expected to produce GOLD’n GRO fertilizer sales increases in the second half of 2010."

Unaudited revenues for the second quarter and first half ended June 30, 2010, together with comparative figures for 2009, are presented below:

ITRONICS INC.

	For the Quarter		For the 6 Months
	Ended June 30		Ended June 30
	2010	2009	2010	2009
REVENUE
Fertilizer	$1,121,507	$1,212,499	$1,477,756	$ 1,691,259
Silver	$ 193,188	$ 155,188	$ 217,084	$ 483,803
Photo Services	$ 27,259	$ 28,939	$ 50,807	$ 71,053
Mining Technical Services	$ 633	$ 4,550	$ 3,163	$ 27,691

Total Revenues	$1,342,587	$1,401,176	$1,748,810	$ 2,273,806

About Itronics

Headquartered in Reno, Nevada, Itronics is a Cleantech Specialty Fertilizer and Silver Company that produces the Award Winning GOLD'n GRO liquid fertilizers and pure silver bullion. Itronics, through its subsidiary, Itronics Metallurgical, Inc., is the only company with a fully permitted "Beneficial Use photochemical, Silver, and Water Recycling" plant in the United States that converts spent photoliquids into pure silver and GOLD'n GRO liquid fertilizers. The Company is developing environmentally compatible mining technology, provides project planning and technical services to the gold mining industry, and operates the popular InsideMetals.com web site, http://www.insidemetals.com, which provides a value-added WORLD VIEW of Gold Producer Stocks, Mineral Producer Stocks, Junior Gold Stocks, and Junior Mineral Stocks.

Itronics has received numerous domestic and international awards that recognize its ability to successfully create and implement new environmentally clean recycling and fertilizer technologies.

The Company's environmentally friendly GOLD'n GRO liquid fertilizers, which are extensively used in agriculture, can be used for lawns and houseplants, and are available, along with liquid fertilizer injectors, at the Company's "e-store" catalog at http://goldngro.com. The popular Silver Nevada Miner bars are available at the Company's "e-store" catalog at http://www.itromet.com.

VISIT OUR WEB SITE: http://www.itronics.com

("Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This press release contains or may contain forward-looking statements such as statements regarding the Company's growth and profitability, growth strategy, liquidity and access to public markets, operating expense reduction, and trends in the industry in which the Company operates. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in risks, uncertainties or assumptions underlying or affecting such statements, or for prospective events that may have a retroactive effect.)